SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 14, 2005

AMERICAN MORTGAGE ACCEPTANCE COMPANY

(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS

(State or other Jurisdiction of Incorporation)

0-23972	13-6972380
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 317-5700

                                               Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with a new investment initiative, the Board of Trustees (the “Board”) of American Mortgage Acceptance Company (“AMAC”) unanimously approved the amendment to AMAC’s Bylaws and Advisory Agreement on December 14 and December 15 respectively.

AMAC expects that commencing in the first quarter of 2006, AMAC will increase the number of investments it will make in first mortgage loans, subordinated interests in first mortgage loans and bridge loans, in addition to the traditional mezzanine loans and government insured mortgage loans that AMAC has originated in the past. AMAC intends to securitize these loans and investments through a collateralized debt obligation transaction (“CDO”) beginning in the second quarter of 2006; however there are no assurances that this transaction will occur.

In order to finance these investments prior to securitizing them, AMAC expects to enter into a warehouse facility with a major national bank. In this regard, AMAC has received a non-binding term sheet for a warehouse financing facility with Bank of America, N.A. A summary of the proposed terms of this warehouse facility is as follows although there is no assurance that this facility will close on the terms presented or at all:

Debt Provider: Bank of America, N.A.

Guarantor: Full recourse to AMAC

Initial Commitment: $250 million

Maturity Date: Earlier of six (6) months from closing or the execution of the CDO transaction

Advance Rate: Advance rate is determined by the credit rating and loan-to-value ratio (“LTV”) of the assets being financed through the facility

Pricing: Priced at a spread to LIBOR. Pricing determined by the credit rating and LTV of the assets being financed through the facility

Eligible Assets: Generally, all commercial property types generally accepted in the CMBS market or otherwise securitizable and which conform to CMBS underwriting standards

Mark-to-Market: Assets may be marked-to-market at Bank of America’s discretion.

AMAC's independent trustees also approved changes to the advisory agreement with AMAC's external advisor, Related AMI Associates, Inc (“the Advisor”). The changes, which will be effective upon renewal of the existing agreement at its expiration on March 28, 2006, include the following, subject to negotiation of a definitive revised advisory agreement prior to such date:

Asset Management Fee: The current asset by asset based fees ranging from .355% to 1% of the aggregate amount invested, depending on the category of asset, will be replaced with an asset management fee which is equal to 1.75% of stockholder's equity.

Loan Origination Fees: The current sharing of origination fees (which are paid by borrowers and not AMAC) provides that the Advisor receives all origination fees up to 1% with the excess, if any, payable to AMAC. The revised agreement will provide that the Advisor will receive all origination fees.

Incentive Fee: No change.

Share Issuance: The current agreement provides that the Advisor will receive 1% of all common shares issued by AMAC. This provision has been eliminated.

Expense Reimbursement: As in the current agreement, the Advisor will be entitled to receive reimbursement of all expenses incurred with respect to providing services to AMAC. The limitation on such reimbursement, which was imposed under earlier regulatory guidelines no longer applicable to AMAC, has been eliminated.

Term: The current one-year term will be retained. The advisory agreement will be subject to earlier termination for "cause", without payment of a termination fee. If there is any dispute as to the fee structure (including the termination fee) upon any renewal, such dispute will be subject to arbitration.

Termination Fee: If the advisory agreement is terminated without cause or not renewed, the Advisor will be entitled to receive a termination fee equal to (i) four times the asset management fee and incentive fee paid during the 12 month period preceding such termination during the four-year period commencing on March 28, 2006 and (ii) the greater of (a) two times the asset management fee and incentive fee paid during the 12 month period preceding such termination or (b) the market termination fee after such four year period.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 14, 2005, the Board approved amendments to the Bylaws to (i) increase in the maximum permissible leverage; (ii) eliminate the requirement that Additional Mortgage Investments comprise no more than 60% of AMAC’s invested assets; and (iii) eliminate the prohibition on AMAC investing in mortgages that are subordinate to that of an Affiliate. The amendment to the Bylaws reflecting these changes is attached hereto as Exhibit 99.1.

This Current Report on Form 8-K and Exhibits may contain forward looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of AMAC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward looking statements speak only as of the date of this Current Report on Form 8-K, as the case may be. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein or in the Exhibits to reflect any change in AMAC's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Item 9.01. Financial Statements and Exhibits

(a).	Financial Statements

Not Applicable

(b).	Pro Forma Financial Information

Not Applicable

(c).	Exhibits
Exhibit 99.1	Amendment to the Bylaws

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Mortgage Acceptance Company

(Registrant)

BY:	/s/ Alan P. Hirmes
Alan P. Hirmes
Chief Financial Officer

December 20, 2005